Exhibit (c)(6)
STRICTLY PRIVATE AND CONFIDENTIAL April 20, 2011 Highly Confidential PROJECT WRIGLEY

This presentation was prepared exclusively for the benefit and internal use of the J.P. Morgan client to whom it is directly addressed and delivered (including such client’s subsidiaries, other than CNA Surety Corp. and its subsidiaries, the “Company”) in order to assist the Company in evaluating, on a preliminary basis, the feasibility of a possible transaction or transactions and does not carry any right of publication or disclosure, in whole or in part, to any other party. This presentation is for discussion purposes only and is incomplete without reference to, and should be viewed solely in conjunction with, the oral briefing provided by J.P. Morgan. Neither this presentation nor any of its contents may be disclosed or used for any other purpose without the prior written consent of J.P. Morgan. The information in this presentation is based upon management forecasts supplied to us by the Company and reflects prevailing conditions and our views as of this date, all of which are accordingly subject to change. J.P. Morgan’s opinions and estimates constitute J.P. Morgan’s judgment and should be regarded as indicative, preliminary and for illustrative purposes only. In preparing this presentation, we have relied upon and assumed, without independent verification, the accuracy and completeness of all information available from public sources or which was provided to us by or on behalf of the Company or which was otherwise reviewed by us. In addition, our analyses are not and do not purport to be appraisals of the assets, stock, or business of the Company or any other entity. J.P. Morgan makes no representations as to the actual value which may be received in connection with a transaction nor the legal, tax or accounting effects of consummating a transaction. Unless expressly contemplated hereby, the information in this presentation does not take into account the effects of a possible transaction or transactions involving an actual or potential change of control, which may have significant valuation and other effects. Notwithstanding anything herein to the contrary, the Company and each of its employees, representatives or other agents may disclose to any and all persons, without limitation of any kind, the U.S. federal and state income tax treatment and the U.S. federal and state income tax structure of the transactions contemplated hereby and all materials of any kind (including opinions or other tax analyses) that are provided to the Company relating to such tax treatment and tax structure insofar as such treatment and/or structure relates to a U.S. federal or state income tax strategy provided to the Company by J.P. Morgan. J.P. Morgan’s policies prohibit employees from offering, directly or indirectly, a favorable research rating or specific price target, or offering to change a rating or price target, to a subject company as consideration or inducement for the receipt of business or for compensation. J.P. Morgan also prohibits its research analysts from being compensated for involvement in investment banking transactions except to the extent that such participation is intended to benefit investors. IRS Circular 230 Disclosure: JPMorgan Chase & Co. and its affiliates do not provide tax advice. Accordingly, any discussion of U.S. tax matters included herein (including any attachments) is not intended or written to be used, and cannot be used, in connection with the promotion p , marketing or recommendation by anyone not affiliated with JPMorgan Chase & Co. of any of the matters addressed herein or for the purpose of avoiding U.S. tax-related penalties. J.P. Morgan is a marketing name for investment banking businesses of JPMorgan Chase & Co. and its subsidiaries worldwide. Securities, syndicated loan arranging, financial advisory and other investment banking activities are performed by a combination of J.P. Morgan Securities LLC, J.P. Morgan plc, J.P. Morgan Securities Lt d. and the appropriately licensed subsidiaries of JPMorgan Chase & Co. in Asia-Pacific, and lending, derivatives and other commercial banking activities are performed by JPMorgan Chase Bank, N.A. J.P. Morgan deal team members may be employees of any of the foregoing entities. PROJECT WRIGLEY

Surety trading performance post-initial CNA proposal 4 ,000 Average daily trading volume[1] = 126.9 $26.00 2/4/11 Close = $25.08 $25.70 3,500 3,000 3 3/2/11 2,500 11/1/10 Close = $25.29 $24.00 Close = $23.15 2 2,000 1 1,500 1,000 +16.8% from $22.00 $22.00 500 0 10/29/10 12/10/10 01/24/11 03/07/11 04/19/11 $20.00 Post-announcement trading ranges[1] +33.5% since 10/29/10 Total 10/29/10 Shares traded (000s) 14,977.9 Close = $19.25% of current float 85.4% ADTV (000s) 126.9 $18.00% of current float 0.7% VWAP $23.92 10/29/10 12/02/10 01/05/11 02/09/11 03/15/11 04/19/11 Max price (intraday) $25.93 49.2% 44.1% 1 11/01/2010: CNA Financial announces $22.00 per share offer for remaining outstanding shares of CNA Surety Y 02/04/2011: CNA Surety reports Q4’10 earnings of $54.5mm; Special Committee rejects 6.8% E 2 CNA’s $22.00 per share proposal (expresses view that $22.00 per share L 0.0% G substantially undervalues Surety) I R 3 03/02/2011: A.M. Best affirms A financial strength rating of CNA Surety $22.00-23.00 $23.00-24.00 $24.00-25.00 $25.00-25.93 W T Stock price range C Source: Surety filings, FactSet, SNL Financial; market data as of 4/19/11 E J [1] Based on daily trading volume from 11/1/10 to 4/19/11O RPROJECT WRIGLEY1P

Valuation reference points

$ millions, except per share data

Price	Basis	Unaffected price (10/29/10) $19.25	Initial proposal (11/1/10) $22.00	Final proposal $26.55
Fully-diluted equity value		$869.4	$995.7	$1,204.8
Plus: Net debt[1]		30.0	30.0	30.0
Enterprise value		$899.4	$1,025.7	$1,234.8
Value of noncontrolling interest[2]		**$341.4**	**$392.4**	**$476.6**
Premium / (discount)	*Basis*			
One day prior to initial proposal	$19.25	0.0%	14.3%	37.9%
One week prior to initial proposal	$19.14	0.6%	14.9%	38.7%
One month prior to initial proposal	$18.07	6.5%	21.7%	46.9%
Initial proposal	$22.00	(12.5%)	0.0%	20.7%
Implied multiples				
2011E operating income	$79.6	10.9x	12.5x	15.1x
2012E operating income	$84.3	10.3x	11.8x	14.3x
BVPS ex. FAS115 (as of 9/30/10)	$21.98	0.88x	1.00x	1.21x
TBVPS ex. FAS115 (as of 9/30/10)	$18.85	1.02x	1.17x	1.41x
BVPS ex. FAS115 (as of 12/31/10)	$23.14	0.83x	0.95x	1.15x
TBVPS ex. FAS115 (as of 12/31/10)	$20.04	0.96x	1.10x	1.33x
BVPS ex. FAS115 (as of 3/31/11E)	$23.56	0.82x	0.93x	1.13x
TBVPS ex. FAS115 (as of 3/31/11E)	$20.46	0.94x	1.08x	1.30x
BVPS ex. FAS115 (as of 12/31/11E)	$24.81	0.78x	0.89x	1.07x
TBVPS ex. FAS115 (as of 12/31/11E)	$21.73	0.89x	1.01x	1.22x

[1] Pooled trust preferred redemption value
[2] Noncontrolling interest of 39.6% on fully-diluted basis at proposed purchase price
Note: Projections per CNA management – current ownership case
Source: CNA management, Surety filings, FactSet

PROJECT WRIGLEY
PROJECT WRIGLEY 2 J.P.Morgan

Summary historical and projected GAAP financials — CNA management current ownership case Gross written premiums are driven by long-term U.S. GDP growth assumption of 3.0% Contract growth factors for lagging recovery of overall construction economy and anticipated growth in Surety’s international business Commercial growth factors for recent contraction in Sioux Falls volume Losses assume an increased level of activity in 2011 and 2012; 2013-2020 assumes a ratable decrease to long-term targets Contract loss ratio ranged from 30-35% and Commercial loss ratio ranged from 20-25% Expenses assume commission ratios are generally consistent with historical experience and SG&A grows 2.5% per annum from 2010A baseline (2010A baseline calculated excluding transaction related costs incurred in 2010) 2011 expenses adjusted to reflect $6.5 million of estimated transaction related costs expected to be incurred in 2011 Investment portfolio yield reflects a combination of yield on existing assets and new money rates on incremental cash flow through the projection period $ millions, except per share 2007A 2008A 2009A 2010A 2011E 2012E 2013E 2014E 2015E 2016E 2017E 2018E 2019E 2020E Net written premiums $428.3 $431.7 $411.0 $416.3 $423.3 $429.8 $438.1 $449.4 $461.8 $475.6 $489.9 $504.6 $519.7 $535.3 growth % 4.6% 0.8% (4.8%) 1.3% 1.7% 1.5% 1.9% 2.6% 2.7% 3.0% 3.0% 3.0% 3.0% 3.0% Net earned premiums 421.5 431.7 421.9 418.0 420.3 426.5 434.0 443.8 455.6 468.7 482.7 497.2 512.1 527.5 Losses and LAE 103.1 80.8 69.4 45.2 130.6 132.8 132.7 133.1 133.9 134.8 135.8 136.8 137.7 138.5 Net underwriting expenses 227.4 235.4 233.4 227.7 228.3 232.8 237.7 243.7 250.0 256.9 263.9 271.2 278.7 286.4 Other expenses1 0.0 0.0 0.0 1.5 6.5 0.0 0.0 0.0 0.0 0.0 0.0 0.0 0.0 0.0 Total loss and expense 330.5 316.3 302.8 274.4 365.3 365.6 370.4 376.8 383.9 391.7 399.8 408.0 416.4 424.9 Loss ratio (ex. development) 25.7% 29.3% 29.3% 29.1% 31.1% 31.1% 30.6% 30.0% 29.4% 28.8% 28.1% 27.5% 26.9% 26.3% Loss ratio 24.5% 18.7% 16.5% 10.8% 31.1% 31.1% 30.6% 30.0% 29.4% 28.8% 28.1% 27.5% 26.9% 26.3% Expense ratio[1] 54.0% 54.5% 55.3% 54.5% 54.3% 54.6% 54.8% 54.9% 54.9% 54.8% 54.7% 54.5% 54.4% 54.3% Combined ratio 78.4% 73.3% 71.8% 65.3% 85.4% 85.7% 85.4% 84.9% 84.3% 83.6% 82.8% 82.1% 81.3% 80.6% Underwriting income $91.0 $115.4 $119.0 $143.6 $55.0 $61.0 $63.6 $67.0 $71.7 $77.0 $83.0 $89.2 $95.7 $102.6 Investment income 44.2 45.9 51.6 54.7 55.7 56.8 59.5 63.4 69.5 77.0 84.9 93.4 102.5 112.3 Investment yield (pre-tax) 4.6% 4.4% 4.2% 4.0% 4.0% 3.9% 3.9% 3.9% 4.0% 4.2% 4.3% 4.5% 4.6% 4.7% Interest expense (2.9) (2.1) (1.4) (1.2) (1.1) (1.1) (1.1) (1.1) (1.1) (1.1) (1.1) (1.1) (1.1) (1.1) Income before tax $132.2 $159.2 $169.2 $197.1 $109.6 $116.6 $121.9 $129.3 $140.1 $152.9 $166.7 $181.5 $197.1 $213.8 Tax rate 30.1% 30.7% 30.3% 31.8% 27.4% 27.7% 27.7% 27.6% 27.6% 27.4% 27.4% 27.3% 27.2% 27.1% W R I G L E Y Net income $92.5 $110.4 $117.9 $134.4 $79.6 $84.3 $88.1 $93.5 $101.5 $110.9 $121.1 $132.0 $143.5 $155.8 Operating income[2] $89.5 $81.7 $81.8 $84.1 $79.6 $84.3 $88.1 $93.5 $101.5 $110.9 $121.1 $132.0 $143.5 $155.8 T C [1] Transaction related expenses; excluded from expense ratio calculation E [2] Operating income calculated as net income less after-tax realized gains/(losses) and reserve releases; tax effected at 35.0% marginal rate J O Source: CNA management and Surety filings

Discounted free cash flow analysis – CNA management current ownership case

$ millions

	2010A	2011E	2012E	2013E	2014E	2015E	2016E	2017E	2018E	2019E	2020E	Terminal[1]
Net written premium	$416.3	$423.3	$429.8	$438.1	$449.4	$461.8	$475.6	$489.9	$504.6	$519.7	$535.3	
% growth	*1.3%*	*1.7%*	*1.5%*	*1.9%*	*2.6%*	*2.7%*	*3.0%*	*3.0%*	*3.0%*	*3.0%*	*3.0%*	
Net underwriting income	$143.6	$55.0	$61.0	$63.6	$67.0	$71.7	$77.0	$83.0	$89.2	$95.7	$102.6	
Net investment income	54.7	52.4	47.1	46.6	46.7	48.0	50.1	52.0	54.0	56.8	59.0	
Interest expense	(1.2)	(1.1)	(1.1)	(1.1)	(1.1)	(1.1)	(1.1)	(1.1)	(1.1)	(1.1)	(1.1)	
Pre-tax income	*$197.1*	*$106.3*	*$107.0*	*$109.1*	*$112.5*	*$118.6*	*$125.9*	*$133.8*	*$142.1*	*$151.4*	*$160.5*	
Net income	*$134.4*	*$76.9*	*$76.6*	*$77.9*	*$80.2*	*$84.3*	*$89.4*	*$94.8*	*$100.5*	*$106.9*	*$113.2*	
GAAP book value[2]	$1,035.4	$863.2	$863.6	$865.7	$869.1	$874.5	$880.9	$887.8	$895.0	$903.0	$910.8	
GAAP tangible book value[2]	896.6	724.5	724.8	726.9	730.3	735.7	742.2	749.0	756.2	764.2	772.0	
Statutory capital and surplus	825.6	651.8	650.6	650.7	651.5	654.0	657.1	660.6	664.3	668.7	672.8	

Source: CNA management
Note: Projections reflect adjustment for the distribution of free cash flow
[1] 2021E terminal year free cash flow based on adjusted 2020E net income; 2020E net income adjusted to reflect 2.5% perpetuity GWP growth rate and 10-year average net loss ratio of 29.0%
[2] Excluding FAS 115

Equity value ($ millions)

Discount rate	Terminal growth rate[1]: 2.00%	2.50%	3.00%
9.5%	$1,281.4	$1,316.2	$1,356.3
10.5%	$1,160.1	$1,184.4	$1,212.0
11.5%	$1,064.7	$1,082.2	$1,101.7

Equity value per share[2]

Discount rate	Terminal growth rate[1]: 2.00%	2.50%	3.00%
9.5%	$28.22	$28.98	$29.85
10.5%	$25.58	$26.11	$26.71
11.5%	$23.50	$23.88	$24.31

Implied terminal value price / book multiple[3]

Discount rate	Terminal growth rate[1]: 2.00%	2.50%	3.00%
9.5%	1.41x	1.50x	1.61x
10.5%	1.24x	1.31x	1.39x
11.5%	1.11x	1.17x	1.23x

Implied terminal value price / tangible book multiple[3]

Discount rate	Terminal growth rate[1]: 2.00%	2.50%	3.00%
9.5%	1.66x	1.77x	1.90x
10.5%	1.47x	1.55x	1.65x
11.5%	1.31x	1.38x	1.45x

Note: Valuation as of 6/30/11
[1] Terminal growth represents assumed growth of 2020 GWP
[2] Fully-diluted basis
[3] Excluding FAS115

PROJECT WRIGLEY

4

J.P.Morgan

PROJECT WRIGLEY

Discount rate analysis Low High Debt / Levered Levered Market total predicted historical Risk free rate[1] 3.39% Company cap. cap. beta beta Equity risk premium 5.5% — 6.5% Surety $1,205 2.4% 1.116 1.328 Beta 1.00 — 1.30 Cost of equity 8.9% — 11.8% Note: Levered predicted beta and levered historical beta as of 10/29/10; market cap. and debt / total cap based on $26.55 proposed purchase price Beta 1.600 1.00 1.10 1.20 1.30 September 2008 5.50% 8.9% 9.4% 10.0% 10.5% 1.400 premium Post-crisis median = 1.191 5.75% 9.1% 9.7% 10.3% 10.9% 1.200 6.00% 9.4% 10.0% 10.6% 11.2% 1.116 uity risk 6.25% 9.6% 10.3% 10.9% 11.5% 1.000 Eq 6.50% 9.9% 10.5% 11.2% 11.8% [1] US 10-year treasury bond yield as of 4/19/11 0.800 [2] Assumes risk free rate of 3.39% Note: Market data as of 4/19/11 Source: Surety filings, FactSet, Barra Pre-crisis median = 0.808 0.600 0.400 Y 9/30/05 8/5/06 6/10/07 4/14/08 2/17/09 12/23/09 10/29/10 E L G Source: Barra Beta U.S. Equity Model I R W T

Pro forma transaction impact to CNA $ millions, except per share 2011E1 2012E Pro forma CNA net income $745.8 $780.3 Pro forma CNA EPS $2.77 $2.89 Accretion / (dilution) — $ $0.02 $0.11 Accretion / (dilution) — % 0.6% 4.1% Pro forma CNA BVPS $42.90 $45.40 Accretion / (dilution) — $($0.16) ($0.05) Accretion / (dilution) — % (0.4%) (0.1%) Pro forma CNA RoAE 6.6% 6.6% Accretion / (dilution) — bps 5 bps 27 bps [1] 2011E analysis assumes June 30, 2011 transaction close Note: Analysis reflects $26.55/share proposed purchase price; CNA base projections reflect median Street estimates; Surety impact reflects CNA management projections for the Surety business and gives effect to potential cost savings and transaction related expenses

Agenda Page WRIGLEY ROJECTPROJECTWRIGLEY7

Specialty property & casualty company trading multiples Surety is the only pure-play publicly-traded surety lines company. J.P. Morgan has looked at a broad group of small and mid-cap U.S. specialty lines property & casualty insurance companies as a reference $ millions, except per share data Surety Price as Price to:% total 4/19/11 Market % of 52 2011E 2012E 12/31/10 12/31/10 3/31/11E 3/31/11E 2011E Company DPW[1] stock price cap. wk high EPS EPS BVPS[2] TBVPS[2] BVPS[2] TBVPS[2] RoAE[2] Surety — CNA case[3] 91.9% $26.55 $1,205 102.4%15.1x 14.3x 1.15x 1.33x 1.13x 1.30x 7.4% W.R. Berkley 1.9% $31.24 $4,687 94.5% 12.0x 12.0x1.31x 1.34x 1.28x 1.31x 10.4% Markel 0.0 413.99 4,038 96.2 24.6 24.0 1.55 2.07 1.54 2.04 6.1 American Financial 3.1 34.26 3,704 94.7 9.8 9.8 0.90 0.95 0.89 0.93 8.9 HCC 15.2 31.66 3,611 97.3 10.8 10.4 1.13 1.52 1.11 1.48 10.0 Old Republic 1.3 12.57 3,200 81.1 23.3 11.4 0.89 0.94 0.89 0.94 3.8 Alleghany 4.5 333.37 2,988 97.8 24.7 27.1 1.07 1.13 1.06 1.11 4.2 OneBeacon 0.0 13.38 1,263 76.5 11.7 12.4 1.03 1.04 1.02 1.03 8.7 RLI[4] 17.2[5] 58.37 1,242 94.2 14.5 14.4 1.76 1.83 1.71 1.77 11.6 Tower 0.0 22.21 926 79.7 8.1 6.9 0.89 1.39 0.88 1.36 10.5 Argo 2.4 30.96 892 77.1 123.8 10.3 0.58 0.70 0.61 0.74 0.5 Harleysville 0.0 31.67 871 83.8 10.2 9.9 1.31 1.31 1.29 1.29 12.3 Navigators 2.2 50.28 812 92.1 15.5 14.6 0.99 1.00 0.98 0.98 6.2 Global Indemnity 0.0 20.43 620 87.1 12.4 13.9 0.71 0.73 0.70 0.72 5.6 Meadowbrook 0.4 9.96 533 93.6 9.3 8.5 1.04 1.49 1.01 1.44 10.7 United Fire & Casualty 3.7 18.87 495 76.8 18.9 15.7 0.77 0.77 0.77 0.77 4.1 Baldwin & Lyons 0.5 22.98 340 87.2 23.0 25.5 1.02 1.03 1.04 1.05 4.4 EMC 2.4 22.88 296 88.3 10.9 11.2 0.89 0.90 0.88 0.88 8.0 American Safety 8.0 19.89 214 88.8 11.4 9.5 0.75 0.77 0.75 0.77 6.3 Hallmark 0.0 8.49 171 70.9 24.3 13.1 0.76 1.12 0.75 1.11 3.1 Mean 3.3% 87.2% 21.0x 13.7x 1.02x 1.16x 1.01x 1.14x 7.1% Median 1.9% 88.3% 12.4x 12.0x 0.99x 1.04x 0.98x 1.05x 6.3% Source: SNL, Factset, company filings, CNA management [1] 2010 statutory DPW [2] Estimated book value, tangible book value and 2011E RoAE exclude FAS115 or AOCI where FAS115 data is not reported; calculated as last reported quarterly results rolled-forward for projected earnings and dividends [3] Current ownership case as developed by CNA management; stock price, market cap. and valuation multiples reflect proposed purchase price [4] RLI 3/31/11 book value, tangible book value and 2011E RoAE are based on reported 1Q’11 financial results [5] Pro forma for acquisition of Contractors Bonding & Ins Co. XAPPENDIPR OJECTWRIGLEY8

Precedent minority buy-in premia analysis Median final premium to: Median final premium to: 32.6% 32.9% 32.1% 32.1% 30.5% 30.3% 52-week high 52-week high One day prior One week prior One month prior (1.3%) One day prior One week prior One month prior (0.8%) Source: SNL Financial, Factset and company filings [1] Reflects 96 minority buy-in transactions since 2001; including deal values >$25 million / excluding pending or withdrawn offers [2] Reflects 14 insurance minority buy-in transactions since 1998; including deal values >$25 million / excluding pending or withdrawn offers X APPENDI PROJECTWRIGLEY9